Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-206013 Date November 25, 2015

Release

NEW YORK	25 November 2015

Deutsche Bank announces intention to suspend further issuances of 21 Exchange Traded Notes

Deutsche Bank announced today that, effective January 1, 2016, it will suspend any further issuances of the following 21 Exchange Traded Notes (the ETNs):

ETN Name	NYSE Arca Ticker
DB Base Metals Double Long ETN	BDD
DB Base Metals Double Short ETN	BOM
DB Base Metals Long ETN	BDG
DB Base Metals Short ETN	BOS
DB Crude Oil Double Short ETN	DTO
DB Crude Oil Long ETN	OLO
DB Crude Oil Short ETN	SZO
DB Gold Double Long ETN	DGP
DB Gold Double Short ETN	DZZ
DB Gold Short ETN	DGZ
DB German Bund Futures ETN	BUNL
DB 3x German Bund Futures ETN	BUNT
DB Japanese Govt Bond Futures ETN	JGBL
DB 3x Japanese Govt Bond Futures ETN	JGBT
DB Inverse Japanese Govt Bond Futures ETN	JGBS
DB 3x Inverse Japanese Govt Bond Futures ETN	JGBD
DB 3x Long 25+ Year Treasury Bond ETN	LBND
DB 3x Short 25+ Year Treasury Bond ETN	SBND
ELEMENTSSM—“Dogs of the Dow” Linked to the Dow Jones High Yield Select 10 Total Return IndexSM	DOD
ELEMENTSSM Linked to the Morningstar® Wide Moat FocusSM Total Return Index	WMW

FI Enhanced Global High Yield ETN Linked to the MSCI World High Dividend Yield USD Gross Total Return Index	FIEG

Issued by the press department of Deutsche Bank AG NY 60 Wall Street, New York, NY 10005 Phone: +1 (212) 250-7171	Internet: http://www.db.com http://www.db.com/press E-Mail: press-media-relations.americas@db.com

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The ETNs are issued by Deutsche Bank AG, London Branch. The ETN holders’ option to require Deutsche Bank AG to repurchase the ETNs will not be affected by this suspension. However, Deutsche Bank AG will not be making additional issuances of these ETNs to the market effective January 1, 2016.

As disclosed in the related pricing supplement for each ETN, the market value of the ETNs may be influenced by, among other things, the levels of supply and demand for the ETNs. It is possible that the suspension, as described above, may materially influence the market value and the liquidity of the ETNs. The limitations on issuance and sale implemented may cause an imbalance of supply and demand in the secondary market for the ETNs, which may cause the ETNs to trade at a premium or discount in relation to their intraday indicative value.

Investors considering any purchase of the ETNs should be aware of the fact that the trading price of the ETNs on the exchange could be significantly different from their intraday indicative value, which is meant to approximate the intrinsic economic value of the ETNs. Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses.

Deutsche Bank AG Press & Media Relations

Oksana Poltavets

Phone: +1 (212) 250-0072

E-Mail: oksana.poltavets@db.com

Deutsche Bank AG has filed a registration statement (including a prospectus, prospectus supplement and pricing supplement) with the Securities and Exchange Commission, or SEC, for the ETNs to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and pricing supplement in that registration statement and other documents that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and the ETNs. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in the offerings of the ETNs will arrange to send you the prospectus, prospectus supplement and pricing supplement if you so request by calling toll-free 1-800-311-4409.

About Deutsche Bank

Deutsche Bank provides commercial and investment banking, retail banking, transaction banking and asset and wealth management products and services to corporations, governments, institutional investors, small and medium-sized businesses, and private individuals. Deutsche Bank is Germany’s leading bank, with a strong position in Europe and a significant presence in the Americas and Asia Pacific.

This release contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the

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management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of 20 March 2015 under the heading “Risk Factors.” Copies of this document are readily available upon request or can be downloaded from www.db.com/ir.

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